Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIGCOMMERCE HOLDINGS, INC.

a Delaware corporation

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

BigCommerce Holdings, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.    That the name of this corporation is BigCommerce Holdings, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 29, 2013 under the name BigCommerce Holdings, Inc. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 23, 2013. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 18, 2014. A Certificate of Amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on December 16, 2014. The Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on April 27, 2016. A Certificate of Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on March 27, 2017. A Second Certificate of Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on October 26, 2017. The Corporation’s Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on April 19, 2018. The Corporation’s Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on February 28, 2020. A Certificate of Amendment to the Corporation’s Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 24, 2020.

2.    This Seventh Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Seventh Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

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IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 7th day of August, 2020.

By:	/s/ Jeff Mengoli
Name:	Jeff Mengoli
Title:	Secretary

[Signature Page to Seventh Amended and Restated Certificate of Incorporation]

EXHIBIT A

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIGCOMMERCE HOLDINGS, INC.

a Delaware corporation

ARTICLE I

The name of the corporation is BigCommerce Holdings, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE IV

A.     The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 515,050,555 shares, consisting of: 500,000,000 shares of Series 1 common stock, $0.0001 par value per share (“Series 1 Common Stock”), 5,050,555 shares of Series 2 common stock, $0.0001 par value per share (“Series 2 Common Stock” and together with the Series 1 Common Stock, the “Common Stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B.     Except as otherwise restricted by this Seventh Amended and Restated Certificate of Incorporation (this “Certificate”), the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

C.     The designations and the powers, preferences and rights and qualifications, limitations or restrictions of the shares of each class of stock are as follows:

1.	Common Stock

(a)    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to the rights of the holders of any series of Preferred Stock then outstanding.

(b)    Voting. Except as otherwise provided herein, the holders of Series 1 Common Stock shall be entitled to one vote for each share of Series 1 Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote. Except as required by law or as otherwise set forth herein, the holders of shares of Series 2 Common Stock shall have no voting rights or power and shall not be entitled to vote on any matter that is submitted to a vote of the stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate or pursuant to the Delaware General Corporation Law. There shall be no cumulative voting and no shares of Common Stock shall be entitled to preemptive or subscription rights. The number of authorized shares of Common Stock, Series 1 Common Stock and/or Series 2 Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(c)    Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

(d)    Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

(e)    Mandatory Conversion of Series 2 Common Stock to Series 1 Common Stock. Each share of Series 2 Common Stock held by Special Situations Investing Group II, LLC (“GS”) shall be automatically converted without the payment of any additional consideration into fully paid shares of Series 1 Common Stock at the rate of one-to-one (subject to equitable adjustment in the event of any stock split, recapitalization, dividend or the like) only upon the transfer thereof in a Widely Dispersed Offering by GS or a party to whom GS transfers shares of Series 2 Common Stock and the transferees of such party (in each case, other than a transferee acquiring such shares of Series 2 Common Stock in a Widely Dispersed Offering) (the “GS Transferees”). For the purposes of this Article IV, Part C, Section 1(e), a “Widely Dispersed Offering” means (i) a widespread public distribution, including pursuant to Securities and Exchange Commission Rule 144, (ii) a transfer (including a private placement or a sale pursuant to Securities and Exchange Commission Rule 144) in which no one party acquires the right to purchase 2% or more of any class of voting securities (as such term is used for the purposes of the Bank Holding Company Act of 1956, as amended (“BHC Act”), (iii) an assignment to a single party (for example, a broker or investment banker) for the purposes of conducting a widespread public distribution on behalf of GS or the GS Transferees, or (iv) to a party who would control more than 50% of the voting securities of the

Corporation without giving effect to the shares of Series 2 Common Stock transferred by the holder or the GS Transferees. Other than in the event of a Widely Dispersed Offering, shares of Series 2 Common Stock shall not be convertible into any other security of the Corporation.

(f)    Notice of Conversion. In order for a holder of Series 2 Common Stock to convert shares of Series 2 Common Stock into shares of Series 1 Common Stock, such holder shall surrender the certificate or certificates for such shares of Series 2 Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series 2 Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series 2 Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Series 1 Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Common Stock Conversion Time”), and the shares of Series 1 Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Common Stock Conversion Time, issue and deliver to such holder of Series 2 Common Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Series 1 Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series 2 Common Stock represented by the surrendered certificate that were not converted into Series 1 Common Stock.

(g)    Reservation of Shares. The Corporation shall at all times when the Series 2 Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series 2 Common Stock, such number of its duly authorized shares of Series 1 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series 2 Common Stock; and if at any time the number of authorized but unissued shares of Series 1 Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series 2 Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Series 1 Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(h)    Relative Rights of Series 1 Common Stock and Series 2 Common Stock. Except as expressly provided in Section 1(b) above with respect to voting powers, the Series 1 Common Stock and the Series 2 Common Stock shall be identical in all respects and shall be pari passu with one another, and share ratably on a per share basis in respect of, the payment of dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation made in respect of the Common Stock. In furtherance of the foregoing, the Corporation shall not, whether by merger, consolidation, amendment to this Certificate, operation of law or otherwise, effect any stock split, recapitalization or similar adjustment to either series of its Common Stock unless simultaneously in connection therewith the Corporation effects an identical stock split, recapitalization or similar adjustment to the other series of its Common Stock.

2.    Preferred Stock. The shares of Preferred Stock shall initially be undesignated and may be issued from time to time in one or more additional series by the Board of Directors. The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly-unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or by this Certificate or the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.     Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.     Subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairperson of the Board or the Chief Executive Officer.

E.     The number of directors shall be initially set at seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Beginning immediately following the consummation of the Corporation’s initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Initial Public Offering”), the directors shall, by resolution of the Board of Directors, be divided into three classes, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders of the Corporation following the Initial Public Offering, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders of the Corporation following the Initial Public Offering, and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders of the Corporation following the Initial Public Offering. At each annual meeting of stockholders of the Corporation following the Initial Public Offering, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders of the Corporation after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors have been duly elected, and qualified except in the case of the death, resignation, or removal of any director. Nothing in this Certificate shall preclude a director from serving consecutive terms.

F.     Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) newly created directorships resulting from any increase in the authorized number of directors and (ii) any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from officer, or other cause may be filled only by the Board of Directors (and not by stockholders), provided that a quorum is then in officer and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in officer and until his or her success is duly elected and qualified, or until his earlier death, resignation, or removal. After the Initial Public Offering, a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

G.     Subject to the rights of the holders of any series of Preferred Stock then outstanding, and notwithstanding any other provision of this Certificate, directors may be removed from office only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal shall be filled as set forth above under Article VI, Part F.

H.    Subject to the rights of holders of any series of Preferred Stock, advance notice of stockholder nominations for election of directors and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided by the Bylaws of the Corporation.

ARTICLE VII

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General

Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law.

ARTICLE VIII

All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate in the Board of Directors, are hereby conferred upon the Board of Directors.

ARTICLE IX

A.     The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

B.     Notwithstanding any other provision in this Certificate to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i)	prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(ii)

upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty five percent (85%) of the Voting Stock (as defined hereafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (a) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (b) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)

at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

C.     The restrictions contained in this Article IX shall not apply if:

(i)

a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(ii)

the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (a) constitutes one of the transactions described in the second sentence of this Section C(ii) of this Article IX; (b) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (c) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the Delaware General Corporation Law, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section C(ii) of this Article IX.

D.     As used in this Article IX only, and unless otherwise provided by the express terms of this Article IX, the following terms shall have the meanings ascribed to them as set forth in this Section D of this Article IX:

(i)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(ii)

“Associate,” when used to indicate a relationship with any Person, means (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner, or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(iii)	“Business Combination” means:

(a)

any merger or consolidation of the Corporation (other than pursuant to Section 251(g), Section 253 or Section 267 of the Delaware General Corporation Law) or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section B of this Article IX is not applicable to the surviving entity.

(b)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation.

(c)

any transaction or series of transactions which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of ten percent (10%) or more of any class or series of Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) or Section 253 or Section 267 of the Delaware General Corporation Law; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; or (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock.

(iv)

“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v)

“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article IX to the contrary, the term “Interested Stockholder” shall not include: (x) the Investors or any of their Affiliates or Associates, including any investment funds managed by the Investors, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation; (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(vi)

“Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section D(vi) of Article IX), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vii)	“Person” means any individual, corporation, partnership, unincorporated association or other entity;

(viii)	“Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest;

(ix)

“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE X

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any adoption, amendment or repeal of Bylaws by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, that, notwithstanding any other provision of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but subject to the rights of the holders of any series of Preferred Stock then outstanding and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any of the Articles in this Certificate.

ARTICLE XII

If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate or the Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding anything herein to the contrary, this Article XIII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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